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                                                                   EXHIBIT 10.73
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                              EMPLOYMENT AGREEMENT
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Agreement, made and entered into as of the 14th day of October, 1996 by and among Trump Taj Mahal Associates d/b/a Trump Taj Mahal Casino Resort ("TTMA"), a General Partnership having offices at 1000 Boardwalk, Atlantic City, New Jersey, 08401, and Patrick J. O'Malley residing at 620 East Pineview Drive, Absecon, New Jersey 08201 (the "Executive").

This agreement will serve to confirm the understanding and agreement pursuant to which TTMA, has agreed with Executive as follows:
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1. Executive shall be employed by TTMA in the capacity of Executive Vice
President of Finance and Accounting of Trump Taj Mahal Associates in Atlantic City, New Jersey. The Executive shall have such duties and responsibilities as are reasonably assigned to him by TTMA's Chief Operating Officer. The Executive shall have other such general powers and duties of management which are usually vested in an Executive Vice President of Finance and Accounting. TTMA has taken prior to the execution hereof all appropriate legal action to authorize the execution and performance of this Agreement in accordance with its terms, appoint the Executive Vice President of Finance and Accounting. The Executive, in carrying out his duties under this Agreement, shall report to the Chief Operating Officer and follow the lawful directions of the Chief Operating Officer consistent with this Agreement.

2. The Term hereof shall commence effective October 14, 1996, and expire October 13, 1999 ("Expiration Date"), unless terminated earlier pursuant to Paragraphs 10 or 11 hereof.

3. The Executive shall be entitled to compensation as follows:


   a. Executive shall be paid an annual base salary of Two Hundred Fifty Thousand ($250,000) Dollars, payable periodically in accordance with TTMA's regular payroll practices.

   b. Executive shall be entitled, if otherwise qualified under the terms thereof, to participate in any executive benefit or bonus programs adopted by TTMA in its sole and absolute discretion, including but not limited to TTMA's Incentive Compensation Plan, or similar or comparable plan or arrangement, if any, on terms and with benefits no less favorable than provided for Level 1 executive employees.

   c. Executive shall, in addition to monetary compensation, receive a car allowance of $750.00 Dollars per month.

4. a. During the Term of Employment, the Executive shall be entitled to participate, provided Executive is qualified under the terms thereof, in all employee pension and welfare benefit plans and programs made available to the TTMA's senior level Executives or to their non-union employees generally, as such plans or programs may be in effect from time to time, including, without limitation, the granting of stock options, pension, prohibit sharing, savings, 401K (TTMA shall match contributions by Executive thereto up to the first four (4%) percent of Base Salary), and other retirement plans or programs, medical, optical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by TTMA from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or

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unfunded. The Executive shall be entitled to post-retirement welfare benefits on the same basis as other senior executives of TTMA similarly situated. So long as Executive's health does not prohibit his participation in or result in unusual cost therefore and Executive is otherwise qualified under the terms thereof, the Executive shall be entitled during the Term of Employment to term life insurance which, together with other life insurance under TTMA's term life insurance program, shall provide face amount coverage of no less than 3 times Base Salary, not to exceed $1,000,000.

   b. Executive shall also have free use of hotel services, health club, valet and laundry services and executive comping privileges at such levels, if any, as TTMA in its sole and absolute discretion, shall establish from time to time for similarly situated executives, which privileges shall include, however, at the very least, reasonable food and beverage courtesies and other amenities which are normal for the successful completion of Executive's duties.

   c. TTMA shall pay or reimburse Executive the reasonable expenses incurred by Executive for the services of an attorney in the negotiation, preparation, consummation, performance and enforcement of this Agreement.

   d. Executive shall be entitled to four (4) weeks paid vacation per year during Executive's employment hereunder.

   e. Executive shall have secretarial assistance and any and all other facilities which are suitable and appropriate to his position and the performance of his duties hereunder.

   f. Executive shall be entitled to reimbursement in full for all reasonable and necessary travel and other expenses incurred in connection with the services of Executive hereunder against presentation of an itemized account therefore.

5. Executive agrees that until the earlier of Expiration Date or the earlier termination of this Agreement as provided herein, Executive shall not accept employment, either as an employee, consultant or independent contractor, for or on behalf of any other casino hotel located within a 300 mile radius of Atlantic City, New Jersey. Executive acknowledges and agrees that this restrictive covenant is reasonable as to duration, terms and geographical area and that the same is necessary to protect the legitimate interests of TTMA, imposes no undue hardship on Executive and is not injurious to the public.

6. Executive hereby agrees that throughout the term of this Agreement Executive shall devote Executive's full time, attention and efforts to TTMA's business and shall not, directly or indirectly, work for, consult with or otherwise engage in any other activities of a business nature for any other person or entity, without TTMA's prior written consent. Executive will

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promptly communicate to TTMA, in writing when requested, marketing strategies, technical designs and concepts, and other ideas pertaining to TTMA's business which are conceived or developed by Executive, alone or with others, at any time (during or after business hours) while Executive is employed by TTMA. Executive acknowledges that all of those ideas will be TTMA's exclusive property. Executive agrees to sign any documents which TTMA deems necessary to confirm ownership of those ideas, and Executive agrees to otherwise cooperate with TTMA in order to allow TTMA to take full advantage of those ideas.

7. Executive acknowledges that Executive will have access to information which is proprietary and confidential to TTMA. This information includes, but is not limited to, (1) the identity of customers and prospects, (2) names, addresses and phone numbers of individual contacts, (3) pricing policies, marketing strategies, product strategies and methods of operation, and (4) expansion plans, management policies and other business strategies and policies. Executive acknowledges and understands that this information must be maintained in strict confidence in order for TTMA to protect its business and its competitive position in the marketplace. Accordingly, both during and after termination of Executive's employment, Executive agrees that Executive will not disclose any of this information for any purpose or remove materials containing this information from TTMA's premises.

8. Executive hereby agrees to comply with all of the rules, regulations, policies and/or procedures adopted by TTMA during the term of this Agreement, as well as all applicable state, federal and local laws, regulations and ordinances.

9. Executive holds the appropriate casino employee license, as required by the New Jersey Casino Control Commission to enable him to engage in his employment hereunder. Executive will maintain this license in good standing during his employment by TTMA, provided that TTMA shall pay all fees as well as attorneys' fees and other costs Executive may incur in connection with the licenses, any investigation or proceeding against him or in which he may be involved arising out of the TTMA's operations conducted by the Division of Gaming Enforcement of the office of the New Jersey Attorney General, by the Commission, or by any other governmental unit, including any judicial appeals therefrom.

10. Executive hereby understands and acknowledges that TTMA may terminate this Agreement in the event Executive's Casino Control Commission license is terminated and/or suspended for more than 30 days or revoked by the Commission or if Executive shall commit an act constituting "Cause", which is defined to mean the following: a breach by Executive of any of the material provisions of this Agreement or an act of dishonesty. In the event of a termination pursuant to this paragraph, TTMA shall pay to Executive Executive's salary earned to the date of termination

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and shall have no further liability or obligation to Executive under this
Agreement.

11. Executive may terminate this Agreement upon written notice to TTMA at any time for Good Cause (as hereinafter defined) which termination shall become effective on the 30th day after such notice (the "Executive's Termination Date"). "Good Cause" for purposes hereof means, without Executive's express written consent, the assignment to Executive of any duties inconsistent with the position of Executive Vice President of Finance and Accounting, or the customary duties, responsibilities, and status of such office, or a demotion, or change in Executive's title or office, or any removal from such positions or a Change in Control (as hereinafter defined), except in connection with the termination of Executive's employment under Paragraph 10 hereof, permanent disability resulting in Executive being unable to perform all essential job functions of the position of Executive Vice President of Finance and Accounting with all reasonable accommodations; or as a result of Executive's death. If Executive terminates this Agreement for Good Cause or if TTMA shall terminate Executive's employment without Cause (as defined in paragraph 10 above), TTMA shall pay Executive on the Executive's Termination Date all compensation, reimbursements, and benefits provided for in Paragraphs 3 and 4 hereof due or accrued to the Executive's Termination Date ("Accrued Compensation Amounts") and in a lump sum the full amount of the remaining unpaid compensation payable under Paragraph 3 hereof from the Executive's Termination Date through the Expiration Date (the "Termination Payment") (it being understood, however, that Executive shall receive no less than one (1) year of annual base salary then payable and any bonuses accrued to the date of such terminations). "Change in Control" for purposes of this Agreement means, with respect to TTMA:

     1.  A sale or long term lease of the property or other substantial assets;
     or

     2.  Both the Managing General Partner's Chief Executive Officer (Nicholas
     L. Ribis) and the property's Chief Operating Officer (Rodolfo E. Prieto) are no longer employed by TTMA; provided, however, that a Change in control shall not entitle Executive to the "Termination Payment" if Executive accepts an offer of or otherwise continues employment with TTMA or an affiliated or related company following the occurrence of an event described in either clause (1) or (2) above.

12. TTMA shall indemnify, defend and hold Executive harmless, including the payment of reasonable attorney fees, if TTMA does not directly provide Executive's defense, from and against any and all claims made by anyone, including, but not limited to, a corporate entity, company, other employee, agent, patron or member of the general public with respect to any claim which asserts as a basis, any acts, omissions or other circumstances

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involving the performance of Executive's employment duties hereunder unless such claim is based upon Executive's gross negligence or any willful and/or wanton act.

13. Executive represents that Executive is a citizen of the United States or that Executive possesses the proper visa and/or work permits necessary to perform Executive's functions hereunder.

14. Executive acknowledges that it would be extremely difficult to measure the damages that might result from any breach by Executive of Executive's promises in Paragraphs 5, 6, 7, and 8 of the Employment Contract and that a breach may cause irreparable injury to TTMA which could not be compensated by money damages. Accordingly, TTMA win be entitled to enforce this Employment Contract by obtaining a court order prohibiting Executive (and any others involved) from breaching this agreement. If a court decides that any part of this agreement is too broad, the court may limit that part and enforce it as limited.

15. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey and in any lawsuit involving this Agreement. Executive consents to the jurisdiction and venue of any state or federal court located in New Jersey. This Agreement represents the entire agreement

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between the parties and may not be modified or amended without the written agreement of both parties.

16. This Agreement may be executed in two or more counterparts.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

TRUMP TAJ MAHAL ASSOCIATES
d/b/a Trump Taj Mahal Casino Resort

By: /s/ Rodolfo E. Prieto
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     Rodolfo E. Prieto
     Chief Operating Officer


Executives:

By: /s/ Patrick J. O'Malley
    -----------------------
     Patrick J. O'Malley

Date: October 14, 1996
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